Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Natalie Godwin ngodwin@unum.com
INVESTORS	Tom White 423-294-8996 tawhite@unum.com

Unum Group Reports Fourth Quarter 2020 Results

•Net income of $135.4 million ($0.66 per diluted common share) for the fourth quarter of 2020; after-tax adjusted operating income was $235.3 million ($1.15 per diluted common share), in-line with prior outlook despite elevated December COVID-19 related mortality levels.

•Signed Closed Block individual disability reinsurance transaction expected to free $650 million of capital; $400 million realized in the fourth quarter.

•Long-term care GAAP reserves updated to reflect low interest rate environment; capital contributions consistent with expectations.

•Strong balance sheet and liquidity with holding company cash of $1.5 billion; weighted average risk-based capital ratio of approximately 365 percent.

•Book value per common share of $53.37 grew 8.7 percent over the year-ago quarter.

CHATTANOOGA, Tenn. (February 4, 2021) - Unum Group (NYSE: UNM) today reported net income of $135.4 million ($0.66 per diluted common share) for the fourth quarter of 2020, compared to net income of $296.2 million ($1.44 per diluted common share) for the fourth quarter of 2019.

Included in net income for the fourth quarter of 2020 is the net after-tax gain from the Closed Block individual disability reinsurance transaction of $32.0 million ($0.16 per diluted common share), an after-tax reserve increase of $119.7 million ($0.59 per diluted common share) in the long-term care product line of our Closed Block segment, an after-tax reserve increase of $13.8 million ($0.07 per diluted common share) related to our group pension block that is within the all other product line of our Closed Block segment, as well as a net after-tax realized investment gain on the Company’s investment portfolio, excluding the net realized investment gain associated with the Closed Block individual disability reinsurance transaction, of $1.6 million ($0.01 per diluted common share). Included in net income for the fourth quarter of 2019 are costs related to the early retirement of debt of $1.7 million ($0.01 per diluted common share), as well as is a net after-tax realized investment gain on the Company's investment portfolio of $7.2 million ($0.04 per diluted common share). Excluding the items above, after-tax adjusted operating income was $235.3 million ($1.15 per diluted common share) in the fourth quarter of 2020, compared to $290.7 million ($1.41 per diluted common share) in the fourth quarter of 2019.

“In 2020, our strong execution delivered solid financial performance as we adapted to new ways of doing business to best serve our customers in extraordinary times. While we expect elevated mortality rates from COVID-19 and a challenging employment picture to persist in the near term, as a leader in employee benefits we are well-positioned to return to sales and earnings growth in the second half of the year as vaccines take hold and the economy is expected to return to more normalized levels,” said Richard P. McKenney, president and chief executive officer. “Our constant focus on protecting employees and their families in their time of need will not change, and our broad offering and strong distribution, combined with the investments we have made in our people and capabilities, position us well to deliver on this purpose while also driving long-term growth and value creation.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses, amortization of cost of reinsurance, and certain other items. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.

Unum US Segment

Unum US reported adjusted operating income of $143.5 million in the fourth quarter of 2020, a decrease of 45.5 percent from $263.1 million in the fourth quarter of 2019. Premium income for the segment decreased 1.5 percent to $1,485.1 million in the fourth quarter of 2020, compared to premium income of $1,508.3 million in the fourth quarter of 2019. Net investment income for the segment decreased 8.4 percent to $173.1 million in the fourth quarter of 2020, compared to $189.0 million in the fourth quarter of 2019.

Within the Unum US operating segment, the group disability line of business reported a 22.0 percent decrease in adjusted operating income to $64.7 million in the fourth quarter of 2020, compared to $83.0 million in the fourth quarter of 2019. Premium income for the group disability line of business decreased 1.1 percent to $650.2 million in the fourth quarter of 2020, compared to $657.5 million in the fourth quarter of 2019, driven primarily by lower natural growth in the in-force block. Net investment income decreased 9.3 percent to $93.5 million in the fourth quarter of 2020, compared to $103.1 million in the fourth quarter of 2019, driven by a decline in yield on invested assets, lower miscellaneous investment income, and a decrease in the level of invested assets. The benefit ratio for the fourth quarter of 2020 was 72.5 percent, compared to 74.0 percent in the fourth quarter of 2019, due primarily to higher claim recoveries in our group long-term disability product line, partially offset by higher claims incidence in the short term disability product line. Group long-term disability sales were $123.3 million in the fourth quarter of 2020, a decrease of 6.7 percent from $132.1 million in the fourth quarter of 2019. Group short-term disability sales were $99.7 million in the fourth quarter of 2020, an increase of 22.8 percent from $81.2 million in the fourth quarter of 2019. Persistency in the group long-term disability product line was 90.8 percent for full year 2020, compared to 90.7 percent for full year 2019. Persistency in the group short-term disability product line was 88.7 percent for full year 2020, compared to 89.8 percent for full year 2019.

The group life and accidental death and dismemberment line of business reported an adjusted operating loss of $21.9 million in the fourth quarter of 2020, compared to adjusted operating income of $68.2 million in the fourth quarter of 2019. Premium income for this line of business decreased 1.8 percent to $445.9 million in the fourth quarter of 2020, compared to $454.1 million in the fourth quarter of 2019, driven primarily by lower sales and persistency. Net investment income decreased 17.3 percent to $23.0 million in the fourth quarter of 2020, compared to $27.8 million in the fourth quarter of 2019, due primarily to a decline in yield on invested assets. The benefit ratio in the fourth quarter of 2020 was 90.4 percent, compared to 71.7 percent in the fourth quarter of 2019, due primarily to higher claims incidence in the group life product line, resulting from the impacts of COVID-19. Sales of group life and accidental death and dismemberment products decreased 18.6 percent in the fourth quarter of 2020 to $108.3 million, compared to $133.0 million in the fourth quarter of 2019. Persistency in the group life product line was 88.8 percent for full year 2020, compared to 90.6 percent for full year 2019. Persistency in the accidental death and dismemberment product line was 88.2 percent for full year 2020, compared to 89.9 percent for full year 2019.

The supplemental and voluntary line of business reported a decrease of 10.0 percent in adjusted operating income to $100.7 million in the fourth quarter of 2020, compared to $111.9 million in the fourth quarter of 2019. Premium income for the supplemental and voluntary line of business decreased 1.9 percent to $389.0 million in the fourth quarter of 2020, compared to $396.7 million in the fourth quarter of 2019, with a decline in the voluntary benefits product line, partially offset by growth in the individual disability and dental and vision product lines. Net investment income decreased 2.6 percent to $56.6 million in the fourth quarter of 2020, compared to $58.1 million in the fourth quarter of 2019, due primarily to a decline in yield on invested assets. The benefit ratio for the individual disability product line was 42.0 percent for the fourth quarter of 2020, compared to 50.6 percent for the fourth quarter of 2019, due to favorable incidence and mortality experience. The benefit ratio for the voluntary benefits product line was 48.0 percent in the fourth quarter of 2020, compared to 45.6 percent for the fourth quarter of 2019, due primarily to higher claims incidence in both the life and

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

disability product lines, resulting from the impacts of COVID-19. The benefit ratio for the dental and vision product line was 65.4 percent for the fourth quarter of 2020, compared to 71.1 percent for the fourth quarter of 2019, driven by lower utilization. Relative to the fourth quarter of 2019, sales in the individual disability product line decreased 9.3 percent in the fourth quarter of 2020 to $17.5 million. Sales in the voluntary benefits product line declined 24.2 percent in the fourth quarter of 2020 to $36.1 million. Sales in the dental and vision product line totaled $31.9 million for the fourth quarter of 2020, a decrease of 9.4 percent compared to the fourth quarter of 2019. Persistency in the individual disability product line was 89.5 percent for full year 2020, compared to 89.8 percent for full year 2019. Persistency in the voluntary benefits product line was 72.7 percent for full year 2020, compared to 73.2 percent for full year 2019. Persistency in the dental and vision product line was 85.0 percent for full year 2020, compared to 82.6 percent for full year 2019.

Unum International

The Unum International segment reported adjusted operating income of $20.7 million in the fourth quarter of 2020, a decrease of 13.4 percent from $23.9 million in the fourth quarter of 2019. Premium income was $165.7 million in the fourth quarter of 2020, which was generally consistent with the $165.6 million in the fourth quarter of 2019. Net investment income decreased 10.8 percent to $25.5 million in the fourth quarter of 2020, compared to $28.6 million in the fourth quarter of 2019. Sales decreased 33.1 percent to $18.8 million in the fourth quarter of 2020, compared to $28.1 million in the fourth quarter of 2019.

The Unum UK line of business reported adjusted operating income, in local currency, of £15.4 million in the fourth quarter of 2020, a decrease of 11.5 percent from £17.4 million in the fourth quarter of 2019. Premium income was £108.9 million in the fourth quarter of 2020, a decrease of 4.4 percent from £113.9 million in the fourth quarter of 2019, driven by lower persistency in both the group long-term disability and group life product lines as well as lower sales, partially offset by rate increases in the group long-term disability product line. Net investment income was £17.9 million in the fourth quarter of 2020, a decrease of 14.4 percent from £20.9 million in the fourth quarter of 2019, due to lower investment income from inflation index-linked bonds and a lower yield on fixed-rate bonds. The benefit ratio in the fourth quarter of 2020 was 75.6 percent, compared to 77.3 percent in the fourth quarter of 2019, primarily due to lower inflation-linked experience in benefits related to our group products. Sales decreased 39.7 percent to £11.4 million in the fourth quarter of 2020, compared to £18.9 million in the fourth quarter of 2019. Persistency in the group long-term disability product line was 88.2 percent for full year 2020, compared to 89.9 percent for full year 2019. Persistency in the group life product line was 81.8 percent for full year 2020, compared to 89.0 percent for full year 2019. Persistency in the supplemental product line was 90.7 percent for full year 2020, compared to 89.9 percent for full year 2019.

Colonial Life Segment

Colonial Life reported adjusted operating income of $71.2 million in the fourth quarter of 2020, a decrease of 18.8 percent from $87.7 million in the fourth quarter of 2019. Premium income decreased 1.4 percent to $418.8 million in the fourth quarter of 2020, compared to $424.9 million in the fourth quarter of 2019, primarily due to lower sales, partially offset by a higher level of persistency. Net investment income of $37.5 million in the fourth quarter of 2020, was generally consistent with $37.0 million in the fourth quarter of 2019. The benefit ratio was 56.6 percent in the fourth quarter of 2020, compared to the benefit ratio of 51.5 percent in the fourth quarter of 2019, driven primarily by unfavorable experience in the life and disability product lines, resulting from the impacts of COVID-19.

Sales decreased 26.5 percent to $154.2 million in the fourth quarter of 2020, compared to $209.7 million in the fourth quarter of 2019. Persistency in Colonial Life was 77.8 percent for full year 2020, compared to 77.0 percent for full year 2019.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Closed Block Segment

The Closed Block segment reported adjusted operating income of $104.2 million in the fourth quarter of 2020, which excludes the impacts from the Closed Block individual disability reinsurance transaction of $1,305.5 million, the amortization of cost of reinsurance related to the Closed Block individual disability reinsurance transaction of $2.6 million, the long-term care reserve increase of $151.5 million, and the reserve increase in group pension within the all other product line of $17.5 million, compared to $46.1 million in the fourth quarter of 2019. Premium income for this segment declined 1.4 percent in the fourth quarter of 2020, compared to the fourth quarter of 2019, due primarily to policy terminations and maturities, partially offset by premium rate increases on certain in-force business in the long-term care line of business. Net investment income was $356.7 million in the fourth quarter of 2020, which was generally consistent with $356.6 million in the fourth quarter of 2019, due primarily to improved net asset values on our private equity partnerships and a higher level of invested assets supporting the long-term care product line, mostly offset by a decrease in the yield on invested assets and a lower level of invested assets supporting individual disability product line resulting from the reinsurance transaction that closed in December 2020. In connection with the Closed Block individual disability reinsurance transaction, we recognized net realized investment gains of $1,302.3 million.

The interest adjusted loss ratio for the long-term care line of business, excluding the previously discussed reserve increase, was 60.2 percent in the fourth quarter of 2020 compared to 86.7 percent in the fourth quarter of 2019 driven primarily by higher claimant mortality. The interest adjusted loss ratio for the individual disability line of business, excluding the impacts from the reinsurance transaction that closed in December 2020, was 79.5 percent in the fourth quarter of 2020, compared to 74.7 percent in the fourth quarter of 2019, driven primarily by less favorable claims activity.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $42.7 million in the fourth quarter of 2020, compared to an adjusted operating loss of $50.5 million in the fourth quarter of 2019, which excludes the cost related to the early retirement of debt of $2.1 million, primarily due to lower expenses.

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 204.1 million for the fourth quarter of 2020, compared to 205.7 million for the fourth quarter of 2019. Shares outstanding totaled 203.7 million at December 31, 2020. The Company did not repurchase shares during the fourth quarter of 2020.

Capital Management

At December 31, 2020, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 365 percent, and cash and marketable securities in the holding companies equaled $1,512.0 million.

Book Value

Book value per common share as of December 31, 2020 was $53.37, compared to $49.10 at December 31, 2019.

Outlook

Based on the year-end 2020 resurgence in COVID-19 related mortality and infection rates and the expectation for higher mortality rates in the first half of 2021, the Company expects a modest decline in after-tax adjusted operating income per share for full-year 2021 compared to full-year 2020. The Company also anticipates a strong recovery in after-tax adjusted operating income per share in the second half of 2021 as the expected impacts of the COVID-19 pandemic subside.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and amortization of cost of reinsurance as well as certain other items as specified in the reconciliations in the Financial Highlights section below.  We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.

Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.

As previously discussed, we have essentially exited a substantial portion of our Closed Block individual disability product line through the reinsurance transaction that was executed in December 2020. As a result, we exclude the amortization of the cost of reinsurance that was recognized as a result of the exit of the business related to the ceded reserves for the cohort of policies on claim status. We believe that the exclusion of the amortization of the cost of reinsurance associated with an exited business provides a better view of our results from our ongoing businesses.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

Information reconciling the Company’s outlook on after-tax adjusted operating income growth per share to the comparable GAAP financial measure is not provided. The only amounts excluded from after-tax adjusted operating income are those described in the preceding paragraphs. The Company is unable to predict with reasonable certainty realized investment gains and losses, which are affected by overall market conditions and also by factors such as an economic or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant improvement or deterioration in the cash flows of the issuer, unforeseen accounting irregularities or fraud committed by an issuer, movement in credit spreads, ratings upgrades or downgrades, a change in the issuer’s marketplace or business prospects, or any other event that significantly affects the issuers of the fixed maturity securities which the Company holds in its investment portfolio.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Friday, February 5, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the fourth quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is (888) 254-3590 for U.S. and Canada (pass code 6539046). For international, the dial-in number is (929) 477-0402 (pass code 6539046). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the webcast on its website. A replay of the call will also be available through February 12 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 6539046.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the fourth quarter of 2020 is available on the “Investors” section of the Company’s website.

# # #

ABOUT UNUM GROUP

Unum Group (www.unum.com) provides a broad portfolio of financial protection benefits and services through the workplace, and is a leading provider of disability income protection worldwide. Through its Unum US, Unum UK, Unum Poland, and Colonial Life businesses, the company provides disability, life, accident, critical illness, dental and vision benefits that protect millions of working people and their families. Unum also provides leave and absence management services that streamline the leave experience for employers and employees, and stop-loss coverage to help self-insured employers protect against medical costs. Unum reported revenues of $12.0 billion in 2019 and provided $7.5 billion in benefits.

For more information, connect with us on Facebook (www.facebook.com/unumbenefits), Twitter (www.twitter.com/unumnews) and LinkedIn (www.linkedin.com/company/unum).

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) the impact of the COVID-19 pandemic on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets; (4) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (5) changes in, or interpretations or enforcement of laws and regulations; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (9) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (10) changes in our financial strength and credit ratings; (11) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (14) ability to generate sufficient internal liquidity and/or obtain external financing; (15) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (16) effectiveness of our risk management program; (17) contingencies and the level

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

and results of litigation; (18) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (19) fluctuation in foreign currency exchange rates; and (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A of our annual report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of our quarterly report on Form 10-Q for the quarter ended September 30, 2020. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended December 31		Year Ended December 31
	2020	2019	2020	2019
Revenue
Premium Income	$2,319.9	$2,352.6	$9,378.1	$9,365.6
Net Investment Income	593.5	616.3	2,360.7	2,435.3
Net Realized Investment Gain (Loss)	1,304.9	9.2	1,199.1	(23.2)
Other Income	55.2	56.5	224.2	221.2
Total Revenue	4,273.5	3,034.6	13,162.1	11,998.9

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	3,346.7	1,881.3	8,972.9	7,496.2
Commissions	246.8	270.3	1,057.3	1,122.7
Interest and Debt Expense	45.6	46.6	188.2	177.4
Cost Related to Early Retirement of Debt	—	2.1	—	27.3
Deferral of Acquisition Costs	(129.4)	(154.0)	(576.2)	(658.6)
Amortization of Deferred Acquisition Costs	139.5	141.4	606.1	609.9
Other Expenses	499.6	469.5	1,949.8	1,841.9
Total Benefits and Expenses	4,148.8	2,657.2	12,198.1	10,616.8

Income Before Income Tax	124.7	377.4	964.0	1,382.1
Income Tax	(10.7)	81.2	171.0	281.8

Net Income	$135.4	$296.2	$793.0	$1,100.3

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.66	$1.44	$3.89	$5.25
Assuming Dilution	$0.66	$1.44	$3.89	$5.24

Weighted Average Common Shares - Basic (000s)	203,874.6	205,565.5	203,642.0	209,728.9
Weighted Average Common Shares - Assuming Dilution (000s)	204,113.3	205,690.5	203,755.3	209,854.4
Outstanding Shares - (000s)			203,690.1	202,936.8

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31
	2020		2019
	(in millions)	per share *	(in millions)	per share *
Net Income	$135.4	$0.66	$296.2	$1.44
Excluding:
Net Realized Investment Gains
Net Realized Investment Gain Related to Reinsurance Transaction (net of tax expense of $273.5; $—)	1,028.8	5.04	—	—
Net Realized Investment Gain, Other (net of tax expense of $1.0; $2.0)	1.6	0.01	7.2	0.04
Total Net Realized Investment Gain	1,030.4	5.05	7.2	0.04
Items Related to Closed Block Individual Disability Reinsurance Transaction
Change in Benefit Reserves and Transaction Costs (net of tax benefit of $274.2; $—)	(1,031.3)	(5.05)	—	—
Amortization of the Cost of Reinsurance (net of tax benefit of $0.6; $—)	(2.0)	(0.01)	—	—
Net Tax Benefits of Reinsurance Transaction	36.5	0.18	—	—
Total Items Related to Closed Block Individual Disability Reinsurance Transaction	(996.8)	(4.88)	—	—
Long-term Care Reserve Increase (net of tax benefit of $31.8; $—)	(119.7)	(0.59)	—	—
Group Pension Reserve Increase (net of tax benefit of $3.7; $—)	(13.8)	(0.07)	—	—
Costs Related to Early Retirement of Debt (net of tax benefit of $—; $0.4)	—	—	(1.7)	(0.01)
After-tax Adjusted Operating Income	$235.3	$1.15	$290.7	$1.41

* Assuming Dilution

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

	Year Ended December 31
	2020		2019
	(in millions)	per share *	(in millions)	per share *
Net Income	$793.0	$3.89	$1,100.3	$5.24
Excluding:
Net Realized Investment Gains and Losses
Net Realized Investment Loss (net of tax benefit of $20.9; $4.5)	(82.3)	(0.40)	(18.7)	(0.09)
Net Realized Investment Gain Related to Reinsurance Transaction (net of tax expense of $273.5; $—)	1,028.8	5.05	—	—
Total Net Realized Investment Gain (Loss)	946.5	4.65	(18.7)	(0.09)
Items Related to Closed Block Individual Disability Reinsurance Transaction
Change in Benefit Reserves and Transaction Costs (net of tax benefit of $274.2; $—)	(1,031.3)	(5.06)	—	—
Amortization of the Cost of Reinsurance (net of tax benefit of $0.6; $—)	(2.0)	(0.01)	—	—
Net Tax Benefits of Reinsurance Transaction	36.5	0.18	—	—
Total Items Related to Closed Block Individual Disability Reinsurance Transaction	(996.8)	(4.89)	—	—
Long-term Care Reserve Increase (net of tax benefit of $31.8; $—)	(119.7)	(0.59)	—	—
Group Pension Reserve Increase (net of tax benefit of $3.7; $—)	(13.8)	(0.07)	—	—
Costs Related to Organizational Design Update (net of tax benefit of $4.7; $—)	(18.6)	(0.09)	—	—
Impairment Loss on ROU Asset (net of tax benefit of $2.7; $—)	(10.0)	(0.05)	—	—
Costs Related to Early Retirement of Debt (net of tax benefit of $—; $5.7)	—	—	(21.6)	(0.11)
After-tax Adjusted Operating Income	$1,005.4	$4.93	$1,140.6	$5.44

* Assuming Dilution

	December 31
	2020		2019
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$10,871.0	$53.37	$9,965.0	$49.10
Excluding:
Net Unrealized Gain on Securities	1,067.7	5.24	615.9	3.03
Net Gain on Hedges	97.8	0.48	187.8	0.93
Subtotal	9,705.5	47.65	9,161.3	45.14
Excluding:
Foreign Currency Translation Adjustment	(261.3)	(1.28)	(281.6)	(1.39)
Subtotal	9,966.8	48.93	9,442.9	46.53
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(530.0)	(2.61)	(484.8)	(2.39)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$10,496.8	$51.54	$9,927.7	$48.92

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10